Exhibit 99

Best Buy Reports Third Quarter Results
Non-GAAP diluted EPS from continuing operations of $0.32
GAAP diluted EPS from continuing operations of $0.30
$65 million in additional annualized Renew Blue cost reductions, bringing the cumulative total to $965 million

MINNEAPOLIS, November 20, 2014 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week third quarter (“Q3 FY15”) ended November 1, 2014 as compared to the 13-week third quarter (“Q3 FY14”) ended November 2, 2013.

Revenue

	Q3 FY15	Q3 FY14
Revenue ($ in millions)	$9,380	$9,327
Comparable sales % change[1,2]	2.2%	0.3%
Domestic Segment:
Comparable sales % change	3.2%	1.8%
Comparable online sales % change	21.6%	15.1%
International Segment:
Comparable sales % change	(3.0)%	(6.4)%

Operating Income

	Q3 FY15	Q3 FY14
GAAP operating income as a % of revenue	2.0%	1.0%
Non-GAAP operating income as a % of revenue[3]	2.2%	1.4%

Diluted EPS

	Q3 FY15	Q3 FY14
GAAP diluted EPS from continuing operations	$0.30	$0.12
Impact of non-restructuring asset impairments	0.01	0.02
Impact of restructuring charges	0.02	0.06
Impact of gain on sale of investments	(0.01)	(0.01)
Benefit of income tax impact of Best Buy Europe sale	—	(0.01)
Non-GAAP diluted EPS from continuing operations[3]	$0.32	$0.18

Hubert Joly, Best Buy president and CEO, commented, "In the third quarter, our teams delivered positive comparable sales, improved profitability and continued progress in our Renew Blue transformation. This resulted in $9.4 billion in revenue and $0.32 in non-GAAP diluted earnings per share versus $0.18 last year. Operationally, this year-over-year improvement was primarily driven by 0.6% revenue growth and the benefits from our Renew Blue and other SG&A cost reduction initiatives, partially offset by strategic pricing investments and the ongoing competitive pressure on our gross profit rate. On the top line, while sales in the NPD-reported Consumer Electronics categories declined 0.2%4, our strength in televisions, computing, and tablets versus the industry, in addition to our growth in gaming and appliances, drove a Domestic comparable sales increase of 2.4%, excluding the 80-basis point estimated benefit associated with the classification of revenue for the new mobile carrier installment billing plans2. Domestic online comparable sales increased 22%."

Joly concluded, "As we enter the fourth quarter, we are excited about our holiday plan, which has been built around (1) the cumulative progress we have made against our Renew Blue priorities; (2) an operational roadmap that incorporates the specific learnings that we gained from last year; and (3) our current views on the consumer and competitive environment. Within this plan, we would like to highlight the following initiatives that we believe will drive better year-over-year outcomes: (1) the customer-facing changes that we have made on our site and in our stores that touch many of our key categories, especially home theater, accessories, appliances, emerging categories such as health & wearables and connected home, and digital imaging; (2) our ability this year to sell installment billing plans in the mobile phone category; (3) a more inspirational gifting strategy; (4) a more defined, structured and analytical approach to our promotional strategy and competitive response plans; (5) more relevant and targeted marketing investments, including a more concise statement of our value proposition – Expert Service. Unbeatable Price.; and (6) increased inventory availability primarily due to the rollout of ship-from-store to 1,400 stores versus 400 stores last year. Like every holiday, though, we believe the outcome of these initiatives is, and will continue to be, tempered by other external and internal factors – including the investments that are required to drive them."

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, "As Hubert remarked, the sales trends we are seeing in our business as we enter the fourth quarter are encouraging from a top-line perspective. But to drive these results, similar to Q3, there are internal and external factors that we believe could put pressure on our operating income rate. The internal factors include: (1) the increased mix of faster growing, but lower-margin products in our revenue; (2) the potential impact of higher incentive compensation, particularly in our retail stores, based on our expected year-over-year improvement in performance; (3) higher growth in our lower-margin online channel; and (4) intensified investments in customer-facing initiatives. The external factors include: (1) an intensely promotional competitive environment; (2) a possible constraint in product availability in recent high-profile product launches; and (3) a potential supply chain disruption related to the West Coast port delays."

McCollam concluded, "The financial outcomes that these factors are expected to drive in the fourth quarter are as follows: (1) near flat year-over-year revenue and comparable sales growth – assuming revenue declines in the NPD-reported Consumer Electronics categories are in line with Q3 FY15; (2) an improvement in the year-over-year gross profit rate; and (3) flat year-over-year SG&A dollars - including higher incentive compensation, the intensified investments in customer-facing initiatives and an incremental $20 million due to a greater proportion of our vendor funding being recorded as an offset to cost of goods sold rather than SG&A. The net result of these outcomes, similar to last quarter’s outlook, is expected to equate to a year-over-year expansion in the Q4 non-GAAP operating income rate of approximately 50 basis points. Additionally, the estimated diluted earnings per share impact of the known discrete tax items that we discussed in previous quarters will continue to be in the range of negative $0.09 to $0.10 in Q4 FY15."

Domestic Segment Third Quarter Results

Domestic Revenue
Domestic revenue of $7.99 billion increased 2.3% versus last year primarily driven by comparable sales growth of 3.2%. Excluding the 80-basis point estimated benefit associated with the classification of revenue for the new mobile carrier installment billing plans, comparable sales increased 2.4%2. This increase was partially offset by (1) the timing of recovery on mobile phone trade-in liquidations; (2) store closures; and (3) $8 million, or 15 basis points, in less favorable economics of the new credit card agreement.

From a merchandising perspective, comparable sales growth in computing, gaming, televisions, and appliances was partially offset by declines in other categories, including services, mobile phones (excluding the impact of installment billing2), and tablets.

Domestic online revenue was $601 million and comparable online sales increased 21.6% due to (1) substantially improved inventory availability made possible by the chain-wide rollout of our ship-from-store capability that was completed in January 2014; (2) a higher average order value; and (3) increased traffic driven by greater investment in online digital marketing.

Domestic Gross Profit Rate
Domestic gross profit rate was 23.0% versus 23.5% last year. This 50-basis point decline was primarily due to (1) a lower gross profit rate in the mobile business – including ongoing declines in customer demand for stand-alone mobile broadband products; (2) structural investments in price competitiveness, particularly in accessories; (3) increased revenue in the lower-margin gaming category; (4) a highly competitive promotional environment in tablets; and (5) a 10-basis point negative impact related to the less favorable economics of the new credit card agreement. These declines were partially offset by (1) increased revenue in higher-margin large screen televisions; (2) the realization of our Renew Blue cost reductions and other supply chain cost containment initiatives; and (3) the receipt of restitution on a legal claim related to an inventory dispute of $11.5 million or 15 basis points.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.63 billion or 20.4% of revenue versus $1.70 billion or 21.8% of revenue last year. On a non-GAAP basis, Domestic SG&A expenses were $1.63 billion or 20.3% of revenue versus $1.69 billion or 21.7% of revenue last year. This 140-basis point rate decline (or $68 million) was primarily driven by the realization of Renew Blue cost reduction initiatives and tighter expense management throughout the company. These declines were partially offset by Renew Blue investments in online growth and other customer-facing initiatives.

International Segment Third Quarter Results

International Revenue
International revenue of $1.39 billion declined 8.4% versus last year. This decline was primarily driven by (1) the negative impact of foreign currency exchange rate fluctuations; (2) a comparable sales decline of 3.0% driven by China; and (3) the loss of revenue from store closures in Canada and China.

International Gross Profit Rate
International gross profit rate was 20.7% versus 21.2% last year. This 50-basis point rate decline was primarily driven by our Canadian business due to a highly competitive promotional environment in tablets and higher revenue in the lower-margin gaming category.

International SG&A
International SG&A expenses were $297 million or 21.4% of revenue versus $334 million or 22.0% of revenue last year. On a non-GAAP basis, International SG&A expenses were $297 million or 21.4% of revenue versus $333 million or 22.0% of revenue last year. This 60-basis point rate decline (or $36 million) was primarily driven by Renew Blue cost reductions and tighter expense management in Canada, and to a lesser extent, in China.

Renew Blue Cost Reduction Initiatives Update
Since our Q2 FY15 earnings release, Renew Blue annualized cost reductions have increased an additional $65 million, bringing the total Renew Blue annualized cost reductions to $965 million ($695 million in SG&A expenses and $270 million in cost of goods sold). This $65 million in cost reductions ($25 million in SG&A and $40 million in cost of goods sold) is primarily driven by (1) lower costs associated with returns, replacements and damages; (2) efficiency improvements in the US and Canada; and (3) supply chain efficiencies.

Dividends
On October 2, 2014, the company paid a quarterly dividend of $0.19 per common share outstanding, or $66 million.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on November 20, 2014. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of comparable sales attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable sales excludes the impact of revenue from discontinued operations. The method of calculating comparable sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable sales may not be the same as other retailers’ methods. Comparable online sales are included in Best Buy’s comparable sales calculation.

(2) We now offer mobile carrier installment billing plans to our customers as well as two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As we increase our mix of installment billing plans, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected. We estimate that our Enterprise comparable sales of 2.2% and Domestic comparable sales of 3.2% include 60 basis points and 80 basis points, respectively, of impact from this classification difference. The impact on our gross profit rate at the Enterprise and Domestic levels for the quarter was immaterial.

(3) The company defines non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for the periods presented as its gross profit, SG&A, operating income, net earnings and diluted earnings per share for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), adjusted to exclude LCD-related legal settlements, restructuring charges, non-restructuring asset impairments, gains on sales of investments and the acceleration of a non-cash tax benefit as a result of reorganizing certain European legal entities.

These non-GAAP financial measures provide investors with an understanding of the company’s financial performance adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company’s financial results for its fiscal quarter ended November 1, 2014, against the company’s results for the respective prior-year periods and against third-party estimates of the company’s financial results for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources, and analyze underlying operating performance. These non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see the table titled “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

(4) According to The NPD Group’s Weekly Tracking Service as published November 11, 2014, revenue for the CE industry was down 0.2% during the 13 weeks ended November 1, 2014 compared to the 13 weeks ended November 2, 2013. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. Sales of these products represent approximately 65% of our Domestic revenue. It does not include mobile phones, gaming, movies, music, appliances or services.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions, conditions in the industries and categories in which we operate, changes in consumer preferences (including shopping preferences), changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact product margin or supply), the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets and new product launches, the availability of qualified labor pools, the company’s ability to retain qualified employees, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 28, 2014. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:
Mollie O’Brien, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
	Nov 1, 2014	Nov 2, 2013	Nov 1, 2014	Nov 2, 2013
Revenue	$9,380	$9,327	$27,311	$27,940
Cost of goods sold	7,252	7,170	21,108	21,167
Gross profit	2,128	2,157	6,203	6,773
Gross profit %	22.7%	23.1%	22.7%	24.2%
Selling, general and administrative expenses	1,929	2,036	5,561	6,058
SG&A %	20.6%	21.8%	20.4%	21.7%
Restructuring charges	9	31	17	44
Operating income	190	90	625	671
Operating income %	2.0%	1.0%	2.3%	2.4%
Other income (expense):
Gain on sale of investments	5	4	7	18
Investment income and other	3	8	17	18
Interest expense	(22)	(24)	(68)	(77)
Earnings from continuing operations before income tax (benefit) expense	176	78	581	630
Income tax (benefit) expense	69	34	(133)	252
Effective tax rate	39.4%	44.4%	(22.9)%	40.0%
Net earnings from continuing operations	107	44	714	378
Gain (loss) from discontinued operations, net of tax	—	10	1	(149)
Net earnings including noncontrolling interest	107	54	715	229
Net earnings from continuing operations attributable to noncontrolling interests	—	(1)	(1)	(1)
Net loss from discontinued operations attributable to noncontrolling interests	—	1	—	11
Net earnings attributable to Best Buy Co., Inc. shareholders	$107	$54	$714	$239

Amounts attributable to Best Buy Co., Inc. shareholders
Net earnings from continuing operations	$107	$43	$713	$377
Net earnings (loss) from discontinued operations	—	11	1	(138)
Net earnings attributable to Best Buy Co., Inc. shareholders	$107	$54	$714	$239

Basic earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.30	$0.13	$2.05	$1.11
Discontinued operations	—	0.03	—	(0.41)
Basic earnings per share	$0.30	$0.16	$2.05	$0.70

Diluted earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.30	$0.12	$2.02	$1.09
Discontinued operations	—	0.04	—	(0.40)
Diluted earnings per share	$0.30	$0.16	$2.02	$0.69

Dividends declared per common share	$0.19	$0.17	$0.53	$0.51

Weighted average common shares outstanding (in millions)
Basic	350.1	342.8	349.0	340.7
Diluted	354.0	348.9	352.5	345.3

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	Nov 1, 2014	Nov 2, 2013
ASSETS
Current assets
Cash and cash equivalents	$1,929	$2,170
Short-term investments	1,209	—
Receivables, net	1,066	1,123
Merchandise inventories	6,900	6,978
Other current assets	959	963
Total current assets	12,063	11,234
Property and equipment, net	2,524	2,726
Goodwill	425	528
Intangibles, net	99	175
Other assets	651	405
TOTAL ASSETS	$15,762	$15,068

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$6,626	$6,578
Unredeemed gift card liabilities	381	368
Deferred revenue	449	418
Accrued compensation and related expenses	305	350
Accrued liabilities	788	815
Accrued income taxes	33	91
Current portion of long-term debt	44	45
Total current liabilities	8,626	8,665
Long-term liabilities	972	1,035
Long-term debt	1,591	1,624
Equity	4,573	3,744
TOTAL LIABILITIES & EQUITY	$15,762	$15,068

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Nine Months Ended
	Nov 1, 2014	Nov 2, 2013
OPERATING ACTIVITIES
Net earnings including noncontrolling interests	$715	$229
Adjustments to reconcile net earnings including noncontrolling interests to total cash provided by operating activities:
Depreciation	484	537
Amortization of definite-lived intangible assets	—	13
Restructuring charges	17	144
(Gain) loss on sale of business, net	(1)	123
Stock-based compensation	63	70
Deferred income taxes	(381)	(3)
Other, net	4	6
Changes in operating assets and liabilities:
Receivables	237	208
Merchandise inventories	(1,541)	(974)
Other assets	14	(102)
Accounts payable	1,526	465
Other liabilities	(263)	(347)
Income taxes	(100)	(45)
Total cash provided by operating activities	774	324

INVESTING ACTIVITIES
Additions to property and equipment	(425)	(422)
(Purchases) sales of investments, net	(983)	44
Proceeds from sale of business, net of cash transferred upon sale	38	67
Change in restricted assets	25	(3)
Other, net	3	(1)
Total cash used in investing activities	(1,342)	(315)

FINANCING ACTIVITIES
(Repayments) borrowings of debt, net	(19)	387
Dividends paid	(185)	(174)
Issuance of common stock	27	147
Other, net	2	(1)
Total cash (used in) provided by financing activities	(175)	359

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(6)	(24)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(749)	344
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,678	1,826
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,929	$2,170

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended		Nine Months Ended
	Nov 1, 2014	Nov 2, 2013	Nov 1, 2014	Nov 2, 2013
Revenue	$7,992	$7,812	$23,358	$23,533
Gross profit	$1,841	$1,836	$5,382	$5,820
SG&A	$1,632	$1,702	$4,688	$5,042
Operating income	$204	$110	$688	$752

Key Metrics
Comparable sales % change[1]	3.2%	1.8%	—%	—%
Comparable online sales % change[1]	21.6%	15.1%	24.3%	13.9%
Gross profit as a % of revenue	23.0%	23.5%	23.0%	24.7%
SG&A as a % of revenue	20.4%	21.8%	20.1%	21.4%
Operating income as a % of revenue	2.6%	1.4%	2.9%	3.2%

Non-GAAP Results[2]
Gross profit	$1,841	$1,836	$5,382	$5,556
Gross profit as a % of revenue	23.0%	23.5%	23.0%	23.6%
SG&A	$1,626	$1,694	$4,662	$4,982
SG&A as a % of revenue	20.3%	21.7%	20.0%	21.2%
Operating income	$215	$142	$720	$574
Operating income as a % of revenue	2.7%	1.8%	3.1%	2.4%

International Segment Performance Summary

	Three Months Ended		Nine Months Ended
	Nov 1, 2014	Nov 2, 2013	Nov 1, 2014	Nov 2, 2013
Revenue	$1,388	$1,515	$3,953	$4,407
Gross profit	$287	$321	$821	$953
SG&A	$297	$334	$873	$1,016
Operating loss	$(14)	$(20)	$(63)	$(81)

Key Metrics
Comparable sales % change[1]	(3.0)%	(6.4)%	(5.1)%	(3.8)%
Gross profit as a % of revenue	20.7%	21.2%	20.8%	21.6%
SG&A as a % of revenue	21.4%	22.0%	22.1%	23.1%
Operating loss as a % of revenue	(1.0)%	(1.3)%	(1.6)%	(1.8)%

Non-GAAP Results[2]
SG&A	$297	$333	$871	$1,005
SG&A as a % of revenue	21.4%	22.0%	22.0%	22.8%
Operating loss	$(10)	$(12)	$(50)	$(52)
Operating loss as a % of revenue	(0.7)%	(0.8)%	(1.3)%	(1.2)%

(1)
Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. The portion of the calculation of comparable sales attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. Comparable online sales are included in the comparable sales calculation.

(2)	Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
	Nov 1, 2014	Nov 2, 2013	Nov 1, 2014	Nov 2, 2013
Consumer Electronics	29%	29%	3.1%	(2.5)%
Computing and Mobile Phones	49%	49%	3.2%	6.7%
Entertainment	7%	6%	16.6%	(26.8)%
Appliances	8%	8%	5.7%	23.5%
Services[1]	6%	7%	(10.3)%	4.2%
Other	1%	1%	n/a	n/a
Total	100%	100%	3.2%	1.8%

International Segment Summary

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
	Nov 1, 2014	Nov 2, 2013	Nov 1, 2014	Nov 2, 2013
Consumer Electronics	25%	26%	(6.6)%	(13.2)%
Computing and Mobile Phones	44%	43%	(0.3)%	(5.5)%
Entertainment	6%	6%	5.0%	(11.7)%
Appliances	19%	20%	(8.4)%	5.2%
Services[1]	5%	5%	(0.5)%	(9.5)%
Other	1%	< 1%	n/a	n/a
Total	100%	100%	(3.0)%	(6.4)%

(1)
The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations for the periods presented.

	Three Months Ended		Three Months Ended
	Nov 1, 2014		Nov 2, 2013
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
SG&A	$1,632	20.4%	$1,702	21.8%
Non-restructuring asset impairments - SG&A	(6)	(0.1)%	(8)	(0.1)%
Non-GAAP SG&A	$1,626	20.3%	$1,694	21.7%

Operating income	$204	2.6%	$110	1.4%
Non-restructuring asset impairments - SG&A	6	0.1%	8	0.1%
Restructuring charges	5	0.1%	24	0.3%
Non-GAAP operating income	$215	2.7%	$142	1.8%

International - Continuing Operations
SG&A	$297	21.4%	$334	22.0%
Non-restructuring asset impairments - SG&A	—	—%	(1)	(0.1)%
Non-GAAP SG&A	$297	21.4%	$333	22.0%

Operating loss	$(14)	(1.0)%	$(20)	(1.3)%
Non-restructuring asset impairments - SG&A	—	—%	1	0.1%
Restructuring charges	4	0.3%	7	0.5%
Non-GAAP operating (loss)	$(10)	(0.7)%	$(12)	(0.8)%

Consolidated - Continuing Operations
SG&A	$1,929	20.6%	$2,036	21.8%
Non-restructuring asset impairments - SG&A	(6)	(0.1)%	(9)	(0.1)%
Non-GAAP SG&A	$1,923	20.5%	$2,027	21.7%

Operating income	$190	2.0%	$90	1.0%
Non-restructuring asset impairments - SG&A	6	0.1%	9	0.1%
Restructuring charges	9	0.1%	31	0.3%
Non-GAAP operating income	$205	2.2%	$130	1.4%

Net earnings	$107		$43
After-tax impact of net LCD settlements[1]	—		(1)
After-tax impact of non-restructuring asset impairments - SG&A	4		6
After-tax impact of restructuring charges	6		21
After-tax impact of gain on sale of investments	(3)		(3)
Income tax impact of Best Buy Europe sale[2]	—		(2)
Non-GAAP net earnings	$114		$64

	Three Months Ended		Three Months Ended
	Nov 1, 2014		Nov 2, 2013
Consolidated - Continuing Operations
Diluted EPS	$0.30		$0.12
Per share impact of net LCD settlements[1]	—		—
Per share impact of non-restructuring asset impairments - SG&A	0.01		0.02
Per share impact of restructuring charges	0.02		0.06
Per share impact of gain on sale of investments	(0.01)		(0.01)
Per share impact of income tax impact of Best Buy Europe sale[2]	—		(0.01)
Non-GAAP diluted EPS	$0.32		$0.18

	Nine Months Ended		Nine Months Ended
	Nov 1, 2014		Nov 2, 2013
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$5,382	23.0%	$5,820	24.7%
LCD settlements[3]	—	—%	(264)	(1.1)%
Non-GAAP gross profit	$5,382	23.0%	$5,556	23.6%

SG&A	$4,688	20.1%	$5,042	21.4%
Non-restructuring asset impairments - SG&A	(26)	(0.1)%	(25)	(0.1)%
LCD settlement legal fees[3]	—	—%	(35)	(0.1)%
Non-GAAP SG&A	$4,662	20.0%	$4,982	21.2%

Operating income	$688	2.9%	$752	3.2%
Net LCD settlements[3]	—	—%	(229)	(1.0)%
Non-restructuring asset impairments - SG&A	26	0.1%	25	0.1%
Restructuring charges	6	—%	26	0.1%
Non-GAAP operating income	$720	3.1%	$574	2.4%

International - Continuing Operations
SG&A	$873	22.1%	$1,016	23.1%
Non-restructuring asset impairments - SG&A	(2)	(0.1)%	(11)	(0.2)%
Non-GAAP SG&A	$871	22.0%	$1,005	22.8%

Operating loss	$(63)	(1.6)%	$(81)	(1.8)%
Non-restructuring asset impairments - SG&A	2	0.1%	11	0.2%
Restructuring charges	11	0.3%	18	0.4%
Non-GAAP operating loss	$(50)	(1.3)%	$(52)	(1.2)%

Consolidated - Continuing Operations
Gross profit	$6,203	22.7%	$6,773	24.2%
LCD settlements[3]	—	—%	(264)	(0.9)%
Non-GAAP gross profit	$6,203	22.7%	$6,509	23.3%

SG&A	$5,561	20.4%	$6,058	21.7%
Non-restructuring asset impairments - SG&A	(28)	(0.1)%	(36)	(0.1)%
LCD settlement legal fees[3]	—	—%	(35)	(0.1)%
Non-GAAP SG&A	$5,533	20.3%	$5,987	21.4%

Operating income	$625	2.3%	$671	2.4%
Net LCD settlements[3]	—	—%	(229)	(0.8)%
Non-restructuring asset impairments - SG&A	28	0.1%	36	0.1%
Restructuring charges	17	0.1%	44	0.2%
Non-GAAP operating income	$670	2.5%	$522	1.9%

	Nine Months Ended	Nine Months Ended
	Nov 1, 2014	Nov 2, 2013
Consolidated - Continuing Operations
Net earnings	$713	$377
After-tax impact of net LCD settlements[3]	—	(148)
After-tax impact of non-restructuring asset impairments - SG&A	18	25
After-tax impact of restructuring charges	12	30
After-tax impact of gain on sale of investments	(4)	(12)
Income tax impact of Best Buy Europe sale[2]	—	14
Income tax impact of Europe legal entity reorganization[4]	(353)	—
Non-GAAP net earnings	$386	$286

Diluted EPS	$2.02	$1.09
Per share impact of net LCD settlements[3]	—	(0.43)
Per share impact of non-restructuring asset impairments - SG&A	0.05	0.07
Per share impact of restructuring charges	0.04	0.09
Per share impact of gain on sale of investments	(0.01)	(0.03)
Per share impact of income tax impact of Best Buy Europe sale[2]	—	0.04
Per share impact of income tax effect of Europe legal entity reorganization[4]	(1.01)	—
Non-GAAP diluted EPS	$1.09	$0.83

(1)	Represents interim period tax reporting impact of LCD settlements reached in the second quarter of fiscal 2014.

(2)	Tax impact of Best Buy Europe sale and resulting required tax allocation between continuing and discontinued operations.

(3)
Represents LCD settlements reached in the second quarter of fiscal 2014. Amounts for the nine months ended Nov 2, 2013 exclude the impact of $44 million of pre-tax net proceeds from LCD settlements reached in the first quarter of fiscal 2014, as we did not adjust for LCD settlements prior to the material settlements reached in the second quarter of fiscal 2014.

(4)	Represents the acceleration of a non-cash tax benefit of $353 million as a result of reorganizing certain European legal entities to simplify our overall structure in the first quarter of fiscal 2015.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying earnings release may differ from similar measures used by other companies.

The following table includes the calculation of Non-GAAP ROIC for total operations, which includes both continuing and discontinued operations, along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital[1]
	November 1, 2014(2)	November 2, 2013(2)
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,094	$490
Operating loss - discontinued operations	(21)	(149)
Total operating income	1,073	341
Add: Operating lease interest[3]	465	545
Add: Investment income	26	31
Less: Net earnings attributable to noncontrolling interest (NCI)	(2)	(20)
Less: Income taxes[4]	(659)	(737)
NOPAT	$903	$160
Add: Restructuring charges and impairments[5]	225	1,147
Add: NCI impact of restructuring charges and impairments	—	(41)
Non-GAAP NOPAT	$1,128	$1,266

Average Invested Capital
Total assets	$14,509	$14,867
Less: Excess cash[6]	(2,628)	(1,273)
Add: Capitalized operating lease obligations[7]	7,434	8,722
Total liabilities	(10,130)	(11,215)
Exclude: Debt[8]	1,644	1,834
Less: Noncontrolling interests	(4)	(323)
Average invested capital	$10,825	$12,612

Non-GAAP return on invested capital (ROIC)	10.4%	10.0%

Calculation of Return on Assets[1]
	November 1, 2014(2)	November 2, 2013(2)
Net earnings (loss) including noncontrolling interests	$1,009	$(150)
Total assets	14,509	14,867
Return on assets (ROA)	7.0%	(1.0)%

(1)	The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.

(2)
Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.

(3)
Operating lease interest represents the add-back to operating income driven by the capitalization of our lease obligations using the multiple of eight times annual rent expense and represents 50 percent of our annual rental expense, which we consider to be appropriate for our lease portfolio.

(4)	Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.

(5)	Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments and non-restructuring impairments.

(6)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.

(7)
The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.

(8)	Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.